UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIGNETTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	74-2769415
(State or incorporation of Organization)	(IRS Employer Identification No.)

1601 South MoPac Expressway

Austin, Texas 78746

(512) 741-4300

(Address of principal executive offices)

WRITTEN COMPENSATION AGREEMENTS FOR MICHAEL K. CROSNO

(Full title of the Plans)

Thomas E. Hogan

President, Chief Executive Officer and Director

VIGNETTE CORPORATION

1601 South MoPac Expressway

Austin, Texas 78746

(Name and address of agent for service)

(512) 741-4300

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Written Compensation Agreements for Michael K. Crosno

Common Stock (par value $0.01)	500,000	$2.12(2)	$1,060,000	$ 85.75
Options	1,850,000	N/A	N/A	N/A
Common Stock (par value $0.01)	1,850,000 shares	$1.37(3)	$2,534,500	$205.04

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Written Compensation Agreements for Michael K. Crosno, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Vignette Corporation.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low price per share of Common Stock of Vignette Corporation as reported on the Nasdaq National Market on August 4, 2003.

(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the exercise price payable.

EXPLANATORY NOTE

Vignette Corporation has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”), to register shares of its common stock, $0.01 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus that Vignette Corporation prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 500,000 shares of Common Stock acquired by the Selling Stockholder under a written compensation agreement.

VIGNETTE CORPORATION

FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION

REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number	Location/Heading in Prospectus

1. Forepart of Registration Statement and Outside Front Cover page of Prospectus	Cover page

2. Inside Front and Outside Back Cover Page of Prospectus	Available Information; Incorporation of Certain Information by Reference

3. Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Risk Factors

4. Use of Proceeds	Use of Proceeds

5. Determination of Offering Price	Not applicable

6. Dilution	Not applicable

7. Selling Security Holder	Selling Security Holder

8. Plan of Distribution	Plan of Distribution

9. Description of Securities to be Registered	Not Applicable

10. Interests of Named Experts and Counsel	Not Applicable

11. Material Changes	Not Applicable

12. Incorporation of Certain Information	Documents Incorporated by Reference

13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification

Shares of Common Stock

Vignette Corporation

This Reoffer Prospectus relates to 500,000 shares of the Common Stock, par value $0.01 (the “Common Stock”) of Vignette Corporation (“we,” “us” or the “Company”), which may be offered from time to time by the key employee named herein (the “Selling Stockholder”). It is anticipated that the Selling Stockholder will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. We will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the Selling Stockholder will be borne by such Selling Stockholder.

Our Common Stock is traded on the Nasdaq National Market System.

The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED

ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

SEE “RISK FACTORS” BEGINNING ON PAGE 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES

AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE

ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION

TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this Prospectus is August 6, 2003.

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of the first date on which our Common Stock was registered under Section 12(g) of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. You may call the Securities and Exchange Commission’s Public Reference Room at 1-800-SEC-0330. Our Common Stock is quoted on the Nasdaq National Market System. Our reports, proxy statements, informational statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

We maintain a World Wide Web site at www.vignette.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge though our Web site as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Our Web site and the information contained therein or connected thereto is not intended to be incorporated into this Registration Statement. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by us without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Investor Relations, Vignette Corporation, 1601 South MoPac Expressway, Austin, Texas 78746. Our telephone number at that location is (512) 741-4300.

THE COMPANY

Vignette Corporation’s (the “Company”, “we”, “our”) content management and portal solutions enable organizations to rapidly build, manage and deploy Web applications for the real-time enterprise. We give organizations the capability to actively manage electronic assets across their enterprise, to associate meaning and value to that information, and to deliver it to the right audience at the right time through portals and Web applications. We provide a broad set of software products to manage both information and the portals through which information is delivered.

Our integrated products can reduce Web deployment time, costs and risks by eliminating the need to combine products from multiple vendors. Our products also offer an integrated system for measuring the effectiveness of Web applications and online interactions. This allows organizations to measure the success of their Web initiatives, and to dynamically adapt their initiatives to enhance their efficiency and productivity. Competitive, performance-based organizations that strive to operate in real-time can use this insight to help improve their business processes and customer service levels.

Our products are supported by Vignette Professional Services (“VPS”). VPS offers pre-packaged and custom services, along with documented best practices, to help organizations define their online business objectives and deploy their content management and portal applications. Our education, consulting and customer care teams give customers the benefit of our experience with thousands of customer implementations. We partner with a number of leading system integrators such as Accenture, EDS, and Deloitte Consulting to implement our content and portal management software for their clients. In many cases, we work in blended teams to jointly implement solutions. To ensure that we provide support to our customers on their chosen platform and infrastructure, we have long-standing relationships with key technology providers such as BEA Systems and Sun Microsystems.

Our executive offices are located at 1601 South MoPac Expressway, Austin, Texas 78746. Our telephone number is (512) 741-4300.

RISK FACTORS

You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you as an investor may lose all or part of your investment. You should also refer to the other information set forth in this report, including our consolidated financial statements and the related notes.

Risks Related to Our Business

We Expect to Incur Future Losses

We have not achieved profitability and we expect to incur net operating losses in the coming quarter and potentially in future quarters. To date, we have primarily funded our operations from the sale of equity securities. We expect to continue to incur significant product development, sales and marketing, and administrative expenses and, as a result, we will need to generate significant revenues to achieve and subsequently maintain profitability. We cannot be certain that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Our Limited Operating History Makes Financial Forecasting Difficult

We were founded in December 1995 and thus have a limited operating history. As a result of our limited operating history, we cannot forecast revenue and operating expenses based on our historical results. Accordingly, we base our expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenues are lower than we had projected. Our ability to forecast accurately our quarterly revenue is limited because our software products have a long sales cycle that makes it difficult to predict the quarter in which sales will occur. We would expect our business, operating results and financial condition to be materially adversely affected if our revenues do not meet our projections and that net losses in a given quarter would be greater than expected.

Recent Terrorist Activities and Resulting Military and Other Actions Could Adversely Affect Our Business

The continued threat of terrorism within the United States and abroad, military action in other countries, and heightened security measures may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in delays or cancellations of customer orders, a general decrease in corporate spending on information technology, or our inability to effectively market, sell and deploy our software and services, our business and results of operations could be materially and adversely affected. We are unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have a long-term material adverse effect on our business, results of operations or financial condition.

Recent and Future Acquisitions, Including Our Acquisition of Epicentric, Inc., Could Be Difficult to Integrate, Disrupt Our Business, Dilute Stockholder Value and Adversely Affect Our Operating Results

We completed our acquisition of Epicentric, Inc. in December 2002. We may discover liabilities and risks associated with this acquisition that were not discovered in our due diligence prior to signing the definitive merger agreement. Although a portion of the purchase price was placed in escrow to cover such liabilities, it is possible that the actual amounts required to cover such liabilities will exceed the escrow amount. Additionally, we may acquire other businesses in the future, which would complicate our management tasks. We may need to integrate widely dispersed operations that have different and unfamiliar corporate cultures. These integration efforts may not succeed or may distract management’s attention from existing business operations. Failure to successfully integrate future acquisitions could seriously harm our business. Also, our existing stockholders would experience dilution if we financed the acquisitions by issuing equity securities.

We Expect Our Quarterly Revenues and Operating Results to Fluctuate

Our revenues and operating results have varied significantly from quarter to quarter in the past and we expect that our operating results will continue to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

•	Demand for our products and services;
•	The timing of sales of our products and services;
•	The timing of customer orders and product implementations;
•	Seasonal fluctuations in information technology purchasing;
•	Unexpected delays in introducing new products and services;
•	Increased expenses, whether related to sales and marketing, product development or administration;
•	Changes in the rapidly evolving market for Web-based applications;
•	The mix of product license and services revenue, as well as the mix of products licensed;
•	The mix of services provided and whether services are provided by our own staff or third-party contractors;
•	The mix of domestic and international sales;
•	Difficulties in collecting accounts receivable;
•	Costs related to possible acquisitions of technology or businesses;
•	Global events, including terrorist activities and military operations; and
•	The general economic climate.

Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

We will continue to invest in our research and development, sales and marketing, professional services and general and administrative organizations. We expect such spending, in absolute dollars, will remain relatively constant as compared to recent periods; however, if our revenue expectations are not achieved, our business, operating results or financial condition could be materially adversely affected and net losses in a given quarter would be greater than expected.

Our Quarterly Results May Depend on a Small Number of Large Orders

In previous quarters, we derived a significant portion of our software license revenues from a small number of relatively large orders. Our operating results could be materially adversely affected if we are unable to complete a significant order that we expected to complete in a specific quarter.

If We Experienced a Product Liability Claim We Could Incur Substantial Litigation Costs

Since our customers use our products for mission critical applications, errors, defects or other performance problems could result in financial or other damages to our customers. They could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results and financial condition. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate or alter such limitation of liability provisions. Such claims, if brought against us, even if not successful, would likely be time consuming and costly.

We Depend on Increased Business from Our Current and New Customers and if We Fail to Grow Our Customer Base or Generate Repeat Business, Our Operating Results Could Be Harmed

If we fail to grow our customer base or generate repeat and expanded business from our current and new customers, our business and operating results would be seriously harmed. Many of our customers initially make a limited purchase of our products and services. Some of these customers may not choose to purchase additional licenses to expand their use of our products. Some of these customers have not yet developed or deployed initial applications based on our products. If these customers do not successfully develop and deploy such initial applications, they may not choose to purchase deployment licenses or additional development licenses. Our business model depends on the expanded use of our products within our customers’ organizations.

In addition, as we introduce new versions of our products or new products, our current customers may not require the functionality of our new products and may not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively impact our future services revenue. In addition, if customers elect not to renew their maintenance agreements, our services revenue could be significantly adversely affected.

Our Operating Results May Be Adversely Affected by Small Delays in Customer Orders or Product Implementations

Small delays in customer orders or product implementations can cause significant variability in our license revenues and operating results for any particular period. We derive a substantial portion of our revenue from the sale of products with related services. In certain cases, our revenue recognition policy requires us to substantially complete the implementation of our product before we can recognize software license revenue, and any end-of-quarter delays in product implementation could materially adversely affect operating results for that quarter.

In Order to Increase Market Awareness of Our Products and Generate Increased Revenue We Need to Continue to Strengthen Our Sales and Distribution Capabilities

Our direct and indirect sales operations must increase market awareness of our products to generate increased revenue. We cannot be certain that we will be successful in these efforts. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. All new hires will require training and will take time to achieve full productivity. We cannot be certain that our new hires will become as productive as necessary or that we will be able to hire enough qualified individuals or retain existing employees in the future. We plan to expand our relationships with systems integrators and certain third-party resellers to build an indirect influence and sales channel. In addition, we will need to manage potential conflicts between our direct sales force and any third-party reselling efforts.

Failure to Maintain the Support of Third-Party Systems Integrators May Limit Our Ability to Penetrate Our Markets

A significant portion of our sales are influenced by the recommendations of our products made by systems integrators, consulting firms and other third parties that help develop and deploy Web-based applications for our customers. Losing the support of these third parties may limit our ability to penetrate our markets. These third parties are under no obligation to recommend or support our products. These companies could recommend or give higher priority to the products of other companies or to their own products. A significant shift by these companies toward favoring competing products could negatively affect our license and services revenue.

Our Lengthy Sales Cycle and Product Implementation Makes It Difficult to Predict Our Quarterly Results

We have a long sales cycle because we generally need to educate potential customers regarding the use and benefits of Web-based applications. Our long sales cycle makes it difficult to predict the quarter in which sales may fall. In addition, since we recognize a portion of our revenue from product sales upon implementation of our product, the timing of product implementation could cause significant variability in our license revenues and operating results for any particular period. The implementation of our products requires a significant commitment of resources by our customers, third-party professional services organizations or our professional services organization, which makes it difficult to predict the quarter when implementation will be completed.

We May Be Unable to Adequately Sustain a Profitable Professional Services Organization, Which Could Affect Both Our Operating Results and Our Ability to Assist Our Customers with the Implementation of Our Products

Customers that license our software often engage our professional services organization to assist with support, training, consulting and implementation of their Web solutions. We believe that growth in our product sales depends in part on our continuing ability to provide our customers with these services and to educate third-party resellers on how to use our products.

During recent quarters, our professional services organization achieved profitability; however, prior to 2000, services costs related to professional services had exceeded, or had been substantially equal to, professional services-related revenue. In this current economic climate, we make periodic capacity decisions based on estimates of future sales, anticipated existing customer needs, and general market conditions. Although we expect that our professional services-related revenue will continue to exceed professional services-related costs in future periods, we cannot be certain that this will occur.

We generally bill our customers for our services on a time-and-materials basis. However, from time to time we enter into fixed-price contracts for services, and may include terms and conditions that may extend the recognition of revenue for work performed into following quarters. On occasion, the costs of providing the services have exceeded our fees from these contracts and such contracts have negatively impacted our operating results.

We May Be Unable to Attract Necessary Third-Party Service Providers, Which Could Affect Our Ability to Provide Sufficient Support, Consulting and Implementation Services for Our Products

We are actively supplementing the capabilities of our services organization by contracting with and educating third-party service providers and consultants to also provide these services to our customers. We may not be successful in attracting additional third-party providers or in educating or maintaining the interest of current third-party providers. In addition, these third parties may not devote sufficient resources to these activities to meet customers’ demand to adequately supplement our services.

Our Business May Become Increasingly Susceptible to Numerous Risks Associated with International Operations

International operations are generally subject to a number of risks, including:

•	Expenses associated with customizing products for foreign countries;
•	Protectionist laws and business practices that favor local competition;
•	Changes in jurisdictional tax laws including laws regulating intercompany transactions;
•	Dependence on local vendors;
•	Multiple, conflicting and changing governmental laws and regulations;
•	Longer sales cycles;
•	Difficulties in collecting accounts receivable;
•	Foreign currency exchange rate fluctuations; and
•	Political and economic instability.

We recorded 27% of our total revenue for the three months ended March 31, 2003 through licenses and services sold to customers located outside of the United States. We expect international revenue to remain a large percentage of total revenue and we believe that we must continue to expand our international sales activities in order to be successful. Our international sales growth will be limited if we are unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize products for local markets, develop relationships with international service providers and establish relationships with additional distributors and third-party integrators. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products.

To date, a majority of our international revenues and costs have been denominated in foreign currencies. We believe that portion of our international revenues and costs will be denominated in foreign currencies in the future. To date, we have not engaged in any foreign exchange hedging transactions and we are therefore subject to foreign currency risk.

In Order to Properly Manage Future Growth, We May Need to Continue to Improve Our Operational Systems on a Timely Basis

We have experienced periods of rapid expansion since our inception. Rapid growth places a significant demand on management and operational resources. In order to manage such growth effectively, we must continue to improve our operational systems, procedures and controls on a timely basis. If we fail to continue to improve these systems, our business, operating results and financial condition will be materially adversely affected.

We May Be Adversely Affected if We Lose Key Personnel

Our success depends largely on the skills, experience and performance of some key members of our management. If we lose one or more of our key employees, our business, operating results and financial condition could be materially adversely affected. In addition, our future success will depend largely on our ability to continue attracting and retaining highly skilled personnel. Like other software companies, we face competition for qualified personnel, particularly in the Austin, Texas area. We cannot be certain that we will be successful in attracting, assimilating or retaining qualified personnel in the future.

We Have Relied and Expect to Continue to Rely on Sales of Our Vignette V/Series Product Line for Our Revenue

We currently derive a substantial portion of our revenues from the license and related upgrades, professional services and support of our Vignette V/Series software products. We expect that we will continue to depend on revenue related to our Vignette V6 product line for at least the next several quarters. We cannot be certain that we will successfully market and sell our new Vignette V7 offerings, announced in October 2002 and released in December 2002. If we do not continue to increase revenue related to our existing products or generate revenue from new products and services, our business, operating results and financial condition would be materially adversely affected.

Our Future Revenue is Dependent Upon Our Ability to Successfully Market Our Existing and Future Products

We expect that our future financial performance will depend significantly on revenue from existing and future software products and the related tools that we plan to develop. There are significant risks inherent in a product introduction, such as our recently announced Vignette V7 software products and the recently acquired Epicentric products. Market acceptance of these and future products will depend on continued market development for Web applications and services and the commercial adoption of Vignette V7. We cannot be certain that either will occur. We cannot be certain that our existing or future products offering will meet customer performance needs or expectations when shipped or that it will be free of significant software defects or bugs. If our products do not meet customer needs or expectations, for whatever reason, upgrading or enhancing the product could be costly and time consuming.

If We are Unable to Meet the Rapid Changes in Software Technology, Our Existing Products Could Become Obsolete

The market for our products is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in customer demands, changes in packaging and combination of existing products and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. New products based on new technologies, new industry standards or new combinations of existing products as bundled products can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our customers. Internet commerce technology, particularly Web-based applications technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could have a material adverse effect on our business, operating results and financial condition.

We Face Intense Competition from Other Software Companies, Which Could Make it Difficult to Acquire and Retain Customers Now and in the Future

Our market is intensely competitive. Our customers’ requirements and the technology available to satisfy those requirements continually change. We expect competition to persist and intensify in the future.

Our principal competitors include: in-house development efforts by potential customers or partners; other vendors of software that directly address elements of Web-based applications; and developers of software that address only certain technology components of Web-based applications (e.g., content management, portal management, process, collaboration, integration or analytics).

Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors may bundle their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business, operating results and financial condition would be materially adversely affected.

We Develop Complex Software Products Susceptible to Software Errors or Defects that Could Result in Lost Revenues, or Delayed or Limited Market Acceptance

Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects. Serious defects or errors could result in lost revenues or a delay in market acceptance, which would have a material adverse effect on our business, operating results and financial condition.

Our Product Shipments Could Be Delayed if Third-Party Software Incorporated in Our Products is No Longer Available

We integrate third-party software as a component of our software. The third-party software may not continue to be available to us on commercially reasonable terms. If we cannot maintain licenses to key third-party software, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

Our Business is Based on Our Intellectual Property and We Could Incur Substantial Costs Defending Our Intellectual Property from Infringement or a Claim of Infringement

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We could incur substantial costs to prosecute or defend any such litigation. Although we are not involved in any such litigation which we believe is material to our business, if we become a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of other’s intellectual property, we may be forced to do one or more of the following:

•	Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
•	Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms;

•	Redesign those products or services that incorporate such technology; and
•	Refund a pro-rata portion of the original license consideration paid by the customer.

We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our technology. These legal protections provide only limited protection. If we litigated to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our business.

Anti-Takeover Provisions in Our Corporate Documents and Delaware Law Could Prevent or Delay a Change in Control of Our Company

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. Such provisions include:

•	Authorizing the issuance of “blank check” preferred stock;
•	Providing for a classified board of directors with staggered, three-year terms;
•	Prohibiting cumulative voting in the election of directors;
•	Requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;
•	Limiting the persons who may call special meetings of stockholders;
•	Prohibiting stockholder action by written consent; and
•	Establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Certain provisions of Delaware law and our stock incentive plans may also discourage, delay or prevent someone from acquiring or merging with us.

Further, in April 2002, our Board of Directors approved, adopted and entered into, a shareholder rights plan (the “Plan”). The Plan was not adopted in response to any attempt to acquire us, nor were we aware of any such efforts at the time of adoption.

The Plan was designed to enable our stockholders to realize the full value of their investment by providing for fair and equal treatment of all stockholders in the event that an unsolicited attempt is made to acquire us. Adoption of the Plan was intended to guard shareholders against abusive and coercive takeover tactics.

Under the Plan, stockholders of record as of the close of business on May 6, 2002, received one right to purchase a one one-thousandth of a share of Series A Junior Participating Preferred Stock, par $0.01 per share, at a price of $30.00 per one one-thousandth, subject to adjustment. The rights were issued as a non-taxable dividend and will expire 10 years from the date of the adoption of the rights Plan, unless earlier redeemed or exchanged. The rights are not immediately exercisable; however, they will become exercisable upon the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15 percent or more of our outstanding common stock or (ii) the close of business on the tenth day (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15 percent or more of our outstanding common stock. If a person or group acquires 15 percent or more of our common stock, then all rights holders except the acquirer will be entitled to acquire our common stock at a significant discount. The intended effect will be to discourage acquisitions of 15 percent or more of our common stock without negotiation with the Board of Directors.

If We Account for Our Employee Stock Option and Employee Stock Purchase Plans Using the Fair Value Method, Our Operating Results May be Adversely Affected

It is possible that future laws or regulations will require us to treat all stock-based compensation as a compensation expense using the fair value method. We are not currently required to record any compensation expense using the fair value method in connection with option grants that have an exercise price at or above fair market value and for shares issued under our employee stock purchase plan. If we elected or were required to record an expense for our stock-based compensation plans using the fair value method, we could have significant accounting charges. For example, if we had accounted for stock-based compensation plans using the fair value method, our loss per share for the three months ended March 31, 2003 would have been increased by $(0.10) per share.

We May Incur Increased Costs in Response to Recently Enacted and Proposed Regulations

Recently enacted and proposed changes in the laws and regulations affecting public companies, including but not limited to the Sarbanes-Oxley Act of 2002, could cause us to incur increased costs as we evaluate and respond to the resulting requirements. The new rules could make it more difficult for us to obtain certain types of insurance, and we may incur higher costs to obtain coverage similar to our existing policies. Additionally, we may incur increased accounting, audit and legal fees to assist us assess, implement and comply with such rules. The new and proposed rules could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors. Although we are evaluating and monitoring developments with respect to these new and proposed rules, we cannot estimate the amount of the additional costs we may incur or the timing of such costs at this time.

Our Financial Statements Could be Impacted by Unauthorized and Improper Actions of Our Personnel

Our financial statements could be adversely impacted by our employee’s errant or improper actions. For instance, revenue recognition depends on, among other criteria, the terms negotiated in our contracts with our customers. Our personnel may act outside of their authority and negotiate additional terms without our knowledge. We have implemented policies to prevent and discourage such conduct, but there can be no assurance that such policies will be followed. For instance, in the event that our sales personnel have negotiated terms that do not appear in the contract and of which we are unaware, whether the additional terms are written or oral, we could be prevented from recognizing revenue in accordance with our plans. Furthermore, depending on when we learn of unauthorized actions and the size of transactions involved, we may have to restate our financial statements for a previously reported period, which would seriously harm our business, operating results and financial condition.

Risks Related to the Software Industry

Our Business is Sensitive to the Overall Economic Environment; the Continued Slowdown in Information Technology Spending Could Harm Our Operating Results

The primary customers for our products are enterprises seeking to launch or expand Web-based initiatives. The continued significant downturn in our customers’ markets and in general economic conditions that result in reduced information technology spending budgets would likely result in a decreased demand for our products and services and harm our business. Industry downturns like these have been, and may continue to be, characterized by diminished product demand, erosion of average selling prices, lower than expected revenues and difficulty making collections from existing customers.

Our Performance Will Depend on the Market for Web-Based Applications Software

The market for Web-based applications software is rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services. They may be reluctant to alter those patterns. They may also resist providing the personal data necessary to support our existing and potential product uses. Any of these factors could inhibit the growth of online business generally and the market’s acceptance of our products and services in particular.

There is Substantial Risk that Future Regulations Could Be Enacted that Either Directly Restrict Our Business or Indirectly Impact Our Business by Limiting the Growth of Internet Commerce

As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, such laws, rules or regulations could limit the market for our products and services, which could materially adversely affect our business, financial condition and operating results. Although many of these regulations may not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal and consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition’s scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that such legislation could expose companies involved in Internet commerce to liability, which could limit the growth of Internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in Web usage and decrease its acceptance as a communications and commercial medium.

The United States government also regulates the export of encryption technology, which our products incorporate. If our export authority is revoked or modified, if our software is unlawfully exported or if the United States government adopts new legislation or regulation restricting export of software and encryption technology, our business, operating results and financial condition could be materially adversely affected. Current or future export regulations may limit our ability to distribute our software outside the United States. Although we take precautions against unlawful export of our software, we cannot effectively control the unauthorized distribution of software across the Internet.

Risks Related to the Securities Markets

Our Stock May Not Meet Market Listing Requirements

There can be no assurance that we will maintain compliance with the minimum bid price trading requirements, or other requirements, for continued listing on the Nasdaq National Market. Noncompliance with Nasdaq’s Marketplace Rules may materially impair the ability of stockholders to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, and could significantly impair our ability to raise capital in the public markets should we desire to do so in the future.

Our Stock Price May Be Volatile

The market price of our common stock has been highly volatile and has fluctuated significantly in the past. We believe that it may continue to fluctuate significantly in the future in response to the following factors, some of which are beyond our control:

•	Variations in quarterly operating results;
•	Changes in financial estimates by securities analysts;
•	Changes in market valuations of Internet software companies;
•	Announcements by us of significant contracts, acquisitions, restructurings, strategic partnerships, joint ventures or capital commitments;
•	Loss of a major customer or failure to complete significant license transactions;

•	Additions or departures of key personnel;
•	Difficulties in collecting accounts receivable;
•	Sales of common stock in the future; and
•	Fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet and software companies.

Our Business May Be Adversely Affected by Class Action Litigation Due to Stock Price Volatility

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We are a party to the securities class action litigation described in Part II, Item 1 – “Legal Proceedings” of our 2002 Annual Report on Form 10-K, as incorporated by reference. The defense of this litigation described in Part II, Item 1 may increase our expenses and divert our management’s attention and resources, and an adverse outcome could harm our business and results of operations. Additionally, we may in the future be the target of similar litigation. Future securities litigation could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

We May Be Unable to Meet Our Future Capital Requirements

Although we expect our cash balances to decline in the near future, we expect the cash on hand, cash equivalents and short-term investments to meet our working capital and capital expenditure needs for at least the next 12 months. We may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

USE OF PROCEEDS

We will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the Selling Stockholder will be borne by such Selling Stockholder.

REGISTERED STOCKHOLDERS

The Reoffer Prospectus relates to shares of our Common Stock which have been acquired by an employee (the “Selling Stockholder”) of ours. The Selling Stockholder acquired shares of Common Stock to be offered hereunder pursuant to a written compensation agreement.

The following table sets forth certain information with respect to the Selling Stockholder as of July 25, 2003:

Selling Stockholder	Stockholder’s Position with Company	Number of Shares Owned Before Offering	Number of Shares to be Offered Hereby	Number of Shares Owned After Offering*
Michael K. Crosno	Executive Vice President of Worldwide Operations	501,184	500,000	1,184

*Assumes sale of all of the shares offered; however, the Selling Stockholder may or may not sell any of the offered shares.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this Reoffer Prospectus are being registered by us for the account of the Selling Stockholder.

The Selling Stockholder may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Selling Stockholder may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). The Selling Stockholder will pay usual and customary brokerage fees. Broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer’s commitment to the Selling Stockholder. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

To our knowledge, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Selling Stockholder or anyone effecting sales on behalf of the Selling Stockholder may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended. We will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Selling Stockholder. Sales will be made at prices prevailing at the time of such sales.

We are bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Selling Stockholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

DOCUMENTS INCORPORATED BY REFERENCE

Vignette Corporation hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(a)	Vignette Corporation’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2002.

(b)	Vignette Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.

(c)	Vignette Corporation’s Registration Statement No. 000-25375 on Form 8-A filed with the SEC on February 11, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) in which there is described the terms, rights and provisions applicable to Vignette Corporation’s outstanding Common Stock.

(d)	Vignette Corporation’s Registration Statement No. 000-25375 on Form 8-A filed with the SEC on April 30, 2002, together with all amendments thereto, pursuant to Section 12 of the 1934 Act in which there is described the terms, rights and provisions applicable to Vignette Corporation’s outstanding Common Stock.

All of such documents are on file with the Securities and Exchange Commission. All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

INDEMNIFICATION

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “1933 Act”). Article VII, Section 6, of Vignette Corporation’s Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Vignette Corporation’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to Vignette Corporation and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Vignette Corporation for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Vignette Corporation has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide Vignette Corporation’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Vignette Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2002.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.

(c)	The Registrant’s Registration Statement No. 000-25375 on Form 8-A filed with the SEC on February 11, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

(d)	The Registrant’s Registration Statement No. 000-25375 on Form 8-A filed with the SEC on April 30, 2002, together with all amendments thereto, pursuant to Section 12 of the 1934 Act in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “1933 Act”). Article VII, Section 6, of the Registrant’s Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-25375 on Form 8-A, together with all amendments thereto, which is incorporated herein by reference pursuant to Items 3(c) and 3(d) of this Registration Statement.

5	Opinion and consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-5 of this Registration Statement.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Written Compensation Agreements for Michael K. Crosno.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 6th day of August, 2003.

VIGNETTE CORPORATION

By:	/s/ THOMAS E. HOGAN
Thomas E. Hogan President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Vignette Corporation, a Delaware corporation, do hereby constitute and appoint Thomas E. Hogan and Charles W. Sansbury, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS E. HOGAN Thomas E. Hogan	President, Chief Executive Officer and Director	August 6, 2003

/s/ CHARLES W. SANSBURY Charles W. Sansbury	Chief Financial Officer	August 6, 2003

/s/ MICHAEL D. LAMBERT Michael D. Lambert	Chairman of the Board	August 6, 2003

/s/ ROBERT E. DAVOLI Robert E. Davoli	Director	August 6, 2003

/s/ JEFFREY S. HAWN Jeffrey S. Hawn	Director	August 6, 2003

/s/ JAN H. LINDELOW Jan. H. Lindelow	Director	August 6, 2003

/s/ GREGORY A. PETERS Gregory A. Peters	Director	August 6, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit

4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-25375 on Form 8-A, together with all amendments thereto, which is incorporated herein by reference pursuant to Items 3(c) and 3(d) of this Registration Statement.

5	Opinion and consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-5 of this Registration Statement.